Exhibit 21

Name	Jurisdiction
Priority Fulfillment Services. Inc.	Delaware
Priority Fulfillment Services. Inc. of Canada, Inc.	Canada
PFSweb Retail Connect, Inc.	Delaware
PFS Global Service UK Limited	England
BSD Holdings, Inc.	Delaware
Business Supplies Distributors Holdings, LLC	Delaware
Business Supplies Distributors, Inc.	Delaware
Supplies Distributors, Inc.	Delaware
Supplies Distributors of Canada, Inc.	Canada
Supplies Distributors SA	Belgium
REV Solutions, Inc.	Delaware
Crossview, LLC	Delaware
LiveAreaLabs, Inc.	Washington
REVtech Solutions India Private Limited	India
PFSweb GmbH	Germany